Exhibit 14.1

MONTANA TECHNOLOGIES CORPORATION
CODE OF ETHICS AND CONDUCT

Adopted March 12, 2024

In accordance with the requirements of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market LLC (“Nasdaq”), the Board of Directors (the “Board”) of Spectaire Holdings Inc., a Delaware corporation (the “Company”), has adopted this Code of Ethics and Conduct (the “Code”) to encourage:

●	honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;

●	full, fair, accurate, timely and understandable disclosures in reports and documents that the Company files with, or submits to, the SEC, as well as in other public communications made by or on behalf of the Company;

●	compliance with applicable governmental laws, rules and regulations;

●	prompt internal reporting of any violations of law or the Code;

●	accountability for adherence to the Code, including fair process by which to determine violations;

●	consistent enforcement of the Code, including clear and objective standards for compliance; and

●	protection for persons reporting any such questionable behavior.

All directors, officers and employees (each a “Covered Party” and, collectively, the “Covered Parties”) of the Company and all of its subsidiaries and controlled affiliates are expected to be familiar with the Code and to adhere to the principles and procedures set forth below.

I.	Conflicts of Interest

A conflict of interest occurs when the private interests of a Covered Party interfere, or appear to interfere, with the interests of the Company as a whole.

For example, a conflict of interest can arise when a Covered Party takes actions or has personal interests that make it difficult to perform his or her Company duties objectively and effectively. A conflict of interest may also arise when a Covered Party, or a member of his or her immediate family,1 receives improper personal benefits as a result of his or her position at the Company.

Conflicts of interest can also occur indirectly. For example, a conflict of interest may arise when a Covered Party is also an executive officer, a major shareholder or has a material interest in a company or organization doing business with which the Company has current or prospective business dealings.

[1]	Item 404(a) of SEC Regulation S-K defines “immediate family member” as a person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in- law, or any person (other than a tenant or employee) sharing the person’s household.

Each Covered Party has an obligation to conduct the Company’s business in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, should be disclosed promptly to the Company’s Audit Committee of the Board.

This Code does not attempt to describe all possible conflicts of interest that could develop. Other common conflicts from which Covered Parties must refrain are set out below:

●	Covered Parties may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

●	Covered Parties may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

●	No Covered Party may take up any management or other employment position with, or have any material interest in, any firm or company that is in direct or indirect competition with the Company.

II.	Disclosures

The information in the Company’s public communications, including all reports and documents filed with or submitted to the SEC, must be full, fair, accurate, timely and understandable.

To ensure the Company meets this standard, all Covered Parties (to the extent they are involved in the Company’s disclosure process) are required to maintain familiarity with the disclosure requirements, processes and procedures applicable to the Company commensurate with their duties. Covered Parties are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Company to others, including the Company’s independent auditors, governmental regulators and self-regulatory organizations.

III.	Compliance with Laws, Rules and Regulations

The Company is obligated to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Covered Party to adhere to the standards and restrictions imposed by these laws, rules and regulations in the performance of his or her duties for the Company.

The Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer or Controller (or persons performing similar functions) of the Company are also required to promote compliance by all employees with the Code and to abide by Company standards, policies and procedures.

Covered Parties located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act (“FCPA”) and U.S. export control laws, in addition to applicable local laws.

IV.	Reporting, Accountability and Enforcement

The Company promotes ethical behavior at all times and encourages Covered Parties to talk to supervisors, managers and other appropriate personnel, including officers of the Company, outside counsel for the Company and the Board or the relevant committee thereof, when in doubt about the best course of action in a particular situation.

Covered Parties should promptly report suspected violations of laws, rules, regulations or the Code or any other unethical behavior by any director, officer, employee or anyone purporting to be acting on the Company’s behalf to appropriate personnel, including officers of the Company, outside counsel for the Company and the Board or the relevant committee thereof. Reports may be made anonymously. If requested, confidentiality will be maintained, subject to applicable law, regulations and legal proceedings.

The Audit Committee of the Board or other appropriate officer or body shall investigate and determine, or shall designate appropriate persons to investigate and determine, the legitimacy of such reports. The Audit Committee or other appropriate officer or body will then determine the appropriate disciplinary action. Such disciplinary action includes, but is not limited to, reprimand, termination with cause, and possible civil and criminal prosecution.

To encourage employees to report any and all violations, the Company will not tolerate retaliation for reports made in good faith. Retaliation or retribution against any Covered Party for a report made in good faith of any suspected violation of laws, rules, regulations or this Code is cause for appropriate disciplinary action.

V.	Waivers

Before an employee, or an immediate family member of any such employee, engages in any activity that would be otherwise prohibited by the Code, he or she is strongly encouraged to obtain a written waiver from the Board or other appropriate officer or body.

Before a director or executive officer, or an immediate family member of a director or executive officer, engages in any activity that would be otherwise prohibited by the Code, he or she must obtain a written waiver from the disinterested directors of the Board. Such waiver must then be disclosed to the Company’s independent auditors and shareholders, as appropriate, along with the reasons for granting the waiver.

VI.	No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s Covered Parties in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder or any other person or entity. It is the Company’s belief that the policy is robust and covers most conceivable situations.

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